SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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/ /	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

PUTNAM MUNICIPAL OPPORTUNITIES TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement,
if other than Registrant)

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VOTE TODAY TO SUPPORT THE CURRENT TRUSTEES AND TO KEEP PUTNAM AS INVESTMENT MANAGER.

April 11, 2011

Dear Shareholder,

In the proxy contest for Putnam Municipal Opportunities Trust, you have a clear choice between your fund’s current Trustees and the candidates Karpus is nominating to further its self-serving interests.

Your fund’s current Trustees are accomplished business and investment professionals with extensive leadership experience, deep backgrounds in mutual fund governance, and a commitment to acting in the best interest of shareholders. See how Karpus’s nominees compare with the current Trustees.

Your Fund’s Current 12 Trustees	Karpus’s Proposed 12 Trustees

4 have experience as a founder or Chief Executive Officer	0 with equivalent experience
of a major investment firm

7 serve on Boards of Directors of public operating companies	0 with equivalent positions

A former Chief Financial Officer of a Fortune 100 company	0 with equivalent experience

The Chairman of the Mutual Fund Directors Forum	0 with equivalent experience

2 have experience on the Board of Governors	0 with equivalent experience
of the Investment Company Institute

12 have experience supervising mutual funds	3 with equivalent experience

Source: Putnam Municipal Opportunities Trust’s and Karpus’s proxy statements.

The current Trustees and Putnam have worked together for many years to ensure a high-quality investment process — as measured by the experience and skills of the individuals assigned to your fund’s portfolio management team and the resources made available to such personnel — that has resulted in your fund’s solid investment record. They remain better qualified to represent your interests. Karpus’s nominees are committed to serving Karpus’s interests.

If you have already voted with the WHITE card, there is no need to vote again! If you have given your proxy to Karpus, there is still time to revoke it by voting in any of the following ways: